                                                                    EXHIBIT 99.2

                      KBB RETAIL USA, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements

            February 3, 2001, January 29, 2000, and January 30, 1999

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
KBB Retail USA, Inc.:


We have audited the accompanying consolidated balance sheets of KBB Retail USA, Inc. (a Delaware corporation) and subsidiaries as of February 3, 2001 and January 29, 2000, and the related consolidated statements of operations and accumulated deficit, and cash flows for each of the years in the three-year period ended February 3, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KBB Retail USA, Inc. and subsidiaries as of February 3, 2001 and January 29, 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended February 3, 2001 in conformity with accounting principles generally accepted in the United States of America.


                                    KPMG LLP


New York, New York
March 1, 2001, except for note 7,
which is as of January 6, 2002

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                     February 3, 2001 and January 29, 2000

                                                              FEBRUARY 3,    JANUARY 29,
                                                                  2001           2000
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents                                   $         --      2,462,504
  Other receivables                                              3,358,294      2,952,530
  Merchandise inventories                                       49,463,310     39,745,523
  Prepaid expenses                                               4,080,218      1,274,557
                                                              ------------   ------------
                                                                56,901,822     46,435,114
Property and equipment, net                                     36,024,511     37,854,650
Other assets                                                        42,061         66,402
                                                              ------------   ------------
    Total assets                                              $ 92,968,394     84,356,166
                                                              ============   ============
                        LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
  Accounts payable                                            $  6,241,295      8,146,397
  Accrued expenses                                               6,038,871      5,854,194
  Due to related party                                         150,091,415    123,178,085
                                                              ------------   ------------
    Total current liabilities                                  162,371,581    137,178,676
                                                              ------------   ------------
Deferred rent                                                    5,384,911      2,820,939
                                                              ------------   ------------
Commitments and contingencies
Stockholder's deficiency:
  Common stock, $.01 par value. Authorized, issued, and
    outstanding 100 shares                                               1              1
  Additional paid-in capital                                    53,999,999     53,999,999
  Accumulated deficit                                         (128,788,098)  (109,643,449)
                                                              ------------   ------------
    Total stockholder's deficiency                             (74,788,098)   (55,643,449)
                                                              ------------   ------------
    Total liabilities and stockholder's deficiency            $ 92,968,394     84,356,166
                                                              ============   ============

See accompanying notes to consolidated financial statements.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

         Consolidated Statements of Operations and Accumulated Deficit
                                  Years ended
            February 3, 2001, January 29, 2000, and January 30, 1999

                                                      FEBRUARY 3,    JANUARY 29,    JANUARY 30,
                                                         2001            2000           1999
                                                     -------------   ------------   ------------
Net sales                                            $ 214,429,235    221,012,451    203,695,828
Cost of sales                                          105,277,233    107,060,066     99,077,369
                                                     -------------   ------------   ------------
                                                       109,152,002    113,952,385    104,618,459
Selling, general, and administrative expenses          118,405,228    115,173,898    105,433,211
Interest expense, net                                    9,891,423      6,795,902      7,717,279
                                                     -------------   ------------   ------------
  Net loss                                             (19,144,649)    (8,017,415)    (8,532,031)
Accumulated deficit at beginning of year              (109,643,449)  (101,626,034)   (93,094,003)
                                                     -------------   ------------   ------------
Accumulated deficit at end of year                   $(128,788,098)  (109,643,449)  (101,626,034)
                                                     =============   ============   ============

See accompanying notes to consolidated financial statements.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                  Years ended
            February 3, 2001, January 29, 2000, and January 30, 1999

                                                                          JANUARY      JANUARY
                                                          FEBRUARY 3,       29,          30,
                                                              2001          2000         1999
                                                          ------------   ----------   ----------
Cash flows from operating activities:
  Net loss                                                $(19,144,649)  (8,017,415)  (8,532,031)
                                                          ------------   ----------   ----------
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Impairment of property and equipment                     3,223,771           --           --
    Depreciation and amortization                            6,435,010    5,781,353    7,274,227
    Deferred rent expense                                    2,563,972    2,820,939    1,656,871
    Changes in operating assets and liabilities:
      Other receivables                                       (405,764)   1,413,138      (68,576)
      Merchandise inventories                               (9,717,787)  (2,081,429)   7,430,197
      Prepaid expenses                                      (2,805,661)    (422,570)      66,423
      Accounts payable and accrued expenses                 (1,720,425)  (2,553,900)  (1,736,423)
      Other assets                                              (9,510)      17,721       76,153
                                                          ------------   ----------   ----------
        Total adjustments                                   (2,436,394)   4,975,252   14,698,872
                                                          ------------   ----------   ----------
        Net cash provided by (used in) operating
          activities                                       (21,581,043)  (3,042,163)   6,166,841
                                                          ------------   ----------   ----------
Cash flows used in investing activities:
  Additions to property and equipment                       (7,794,791)  (4,541,089)  (5,216,297)
                                                          ------------   ----------   ----------
Cash flows from financing activities:
  Net advances from (to) related parties                    26,913,330    7,709,359   (1,522,415)
                                                          ------------   ----------   ----------
        Net increase (decrease) in cash and cash
          equivalents                                       (2,462,504)     126,107     (571,871)
Cash and cash equivalents at beginning of year               2,462,504    2,336,397    2,908,268
                                                          ------------   ----------   ----------
Cash and cash equivalents at end of year                  $         --    2,462,504    2,336,397
                                                          ============   ==========   ==========

See accompanying notes to consolidated financial statements.

                      KBB RETAIL USA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            February 3, 2001, January 29, 2000, and January 30, 1999


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF PRESENTATION

       KBB Retail USA, Inc. (the Company) is a wholly owned subsidiary of Royal Vendex KBB N.V. (Vendex KBB), a retailer based in Amsterdam, Netherlands. The Company, which operates in a single segment, operates retail stores specializing in toys in major cities throughout the United States. The Company also sells its products through its catalogs and the internet, and operates a catalog fulfillment center that processes Company and third-party orders. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimates.

       FISCAL YEAR

       The Company's fiscal year ends on the Saturday closest to January 31. References to fiscal 2000, 1999, and 1998 relate to the fiscal years ended on February 3, 2001 (53 weeks), January 29, 2000 (52 weeks), and January 30, 1999 (52 weeks), respectively.

       TRADENAME

       The Company, pursuant to a license agreement, has the exclusive right to use the name "FAO Schwarz." The license agreement, as amended, provides for annual payments based on a percentage of net sales as defined in the agreement. License payments amounted to approximately $707,000 in 2000, $665,000 in 1999, and $521,000 in 1998 and are classified in selling, general, and administrative expenses in the accompanying statements of operations and accumulated deficit.

       CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

       MERCHANDISE INVENTORIES

       Merchandise inventories are stated at the lower of cost or market (first in, first-out basis) as determined by the retail inventory method. Transportation and distribution center costs are capitalized in merchandise inventories.

       Cost of sales includes the cost of merchandise and in-bound freight costs.

       PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost, less accumulated depreciation and amortization. Furniture, equipment, and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 10 years. Capitalized software and web site costs are depreciated using the


                                       5                             (Continued)
       straight-line method over 4 to 7 years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the terms of the respective leases, whichever are shorter. Maintenance and repairs are charged to current operations as incurred.

       STORE PRE-OPENING AND CLOSING COSTS

       Store pre-opening costs are charged to expense as incurred. In the event a store is closed before its lease has expired, the estimated post-closing lease exit costs, less estimated sublease rental income, if any, is provided for when a decision to close the store is made.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying values of cash and cash equivalents, other receivables, and accounts payable and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities.

       COMPREHENSIVE INCOME

       There are no items of other comprehensive income (loss) and therefore net loss equals comprehensive loss.

       IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

       Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The estimation of fair value is determined by discounting expected future cash flows directly related to those assets being evaluated. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The recoverability of goodwill is determined by the Company using fair value techniques. The amount of goodwill impairment, if any, is measured by the estimated fair value of the related acquired business.

       As a result of poor operating results and after consideration of the related projections, in the fourth quarter of 2000, the Company recorded an impairment charge of $3,223,771, which represented the write-off of store fixtures and leasehold improvements of five stores. The impairment charge is included in selling, general, and administrative expenses in 2000.

       INCOME TAXES

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


                                       6                             (Continued)

       REVENUE RECOGNITION

       Revenue from store sales is recognized at the time of sale. Revenue from catalog and internet sales is recognized when the product is shipped to customers. Shipping and handling fees are included in net sales and the associated costs are included in selling, general, and administrative expenses. Shipping and handling costs were $6,522,000 in 2000, $6,353,000 in 1999, and $5,636,000 in 1998.

       DEFERRED CATALOG COSTS AND ADVERTISING EXPENSES

       Direct-response advertising, which consists of printing, mailing, photo, and other preparation costs are capitalized and amortized over the expected future revenue stream, which extends up to three months from the dates catalogs are mailed. There were no advertising costs deferred as of February 3, 2001 or January 29, 2000.

       Advertising and sales promotion costs are expensed at the time the advertising or promotion takes place. These costs, which are included in selling, general, and administrative expenses, were $803,000 in 2000, $439,000 in 1999, and $463,000 in 1998.

       PREPAID EXPENSES

       Included in prepaid expenses at February 3, 2001 is prepaid rent of approximately $3,000,000.

(2)    PROPERTY AND EQUIPMENT

                                                          2000               1999
                                                       -------------    -------------
       Construction in progress                       $     750,529          382,420
       Furniture and fixtures                            27,271,038       23,141,917
       Leasehold improvements                            20,111,459       20,037,669
                                                       -------------    -------------
                                                         48,133,026       43,562,006

       Accumulated depreciation and amortization         12,108,515        5,707,356
                                                       -------------    -------------

                     Net property and equipment       $  36,024,511       37,854,650
                                                       =============    =============

(3)    INCOME TAXES

       The Company files a consolidated federal income tax return. Due to the Company's net operating losses, the provision for income taxes, which is included in selling, general, and administrative expenses, consists only of state and local taxes which are determined based on capital and net worth.

       At February 3, 2001, consolidated net operating tax loss carryforwards for Federal purposes were approximately $42 million for tax reporting purposes. The net operating loss carryforwards, which are subject to certain limitations, will expire through 2020.


                                       7                             (Continued)

       The tax effects of temporary differences that give rise to significant components of deferred tax assets and liabilities are presented below:

                                                                                   2000          1999
                                                                               -----------  -------------
       Deferred tax assets:
           Net operating loss carryforwards                                  $ 16,971,524     15,793,921
           Inventories                                                          2,063,012      1,631,506
           Deferred rent                                                        2,153,964      1,128,376
           Non-deductible interest expense                                      5,501,495      2,410,881
           Impairment of property and equipment                                 2,192,660        978,415
           Compensation-related accruals                                          530,000        506,000
                                                                              ------------  -------------

                                                                               29,412,655     22,449,099

           Less valuation allowance                                           (22,740,513)   (15,089,637)
                                                                              ------------  -------------

                                                                                6,672,142      7,359,462
                                                                              ------------  -------------

       Deferred tax liabilities:
           Property and equipment, principally due to differences in
             depreciation and amortization                                      6,605,347      7,292,667

           Other                                                                   66,795         66,795
                                                                              ------------  -------------

                                                                                6,672,142      7,359,462
                                                                              ------------  -------------

                     Net deferred tax assets                                 $         --             --
                                                                              ============  =============

       The valuation allowance increased by $7,650,876 and $3,044,944 in 2000 and 1999, respectively.

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and net operating losses and tax credits can be carried forward. Management considers projected future taxable income and tax planning strategies in making this assessment. After consideration of the Company's operating losses in recent years, and projections for future taxable income over the periods in which the deferred tax assets are deductible, a valuation allowance has been established against all of the Company's net deferred tax assets.

(4)    COMMITMENTS AND CONTINGENCIES

       LEASE COMMITMENTS

       The Company operates various retail stores and occupies warehouses and office space under leases expiring at various dates through 2013. The leases require minimum annual rentals plus, under the terms of certain leases, additional payments for taxes, other expenses, and rentals based upon sales. Certain leases provide for fixed rental escalations and correspondingly, related rent expense is recorded on a straight-line basis over the terms of the leases.


                                       8                             (Continued)

       Future minimum payments, under operating leases with initial or remaining terms of one year or more, consist of the following:

                                                           TOTAL MINIMUM
                                                              RENTALS
                                                        ---------------------
            Period ending January:
                2002                                 $        25,115,942
                2003                                          25,535,146
                2004                                          25,890,699
                2005                                          25,261,988
                2006                                          22,246,841
                Thereafter                                   119,507,497
                                                        ---------------------

                         Minimum lease payments      $       243,558,113
                                                        =====================


       Rental expense was as follows:

                                                              YEARS ENDED
                                   ------------------------------------------------------------------
                                       FEBRUARY 3,             JANUARY 29,           JANUARY 30,
                                           2001                    2000                  1999
                                   ---------------------    -------------------   -------------------
       Minimum rent             $        28,085,000               27,409,000            25,575,000
       Contingent rent                    1,067,000                1,404,000               879,000
                                   ---------------------    -------------------   -------------------
                                $        29,152,000               28,813,000            26,454,000
                                   =====================    ===================   ===================

       Vendex KBB guarantees the leases of two store locations and one of the warehouses.

       LITIGATION

       The Company is subject to various legal proceedings and claims that arise in the ordinary conduct of its business. Although the outcome of these claims cannot be predicted with certainty, management does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.

(5)    RETIREMENT PLAN

       The Company maintains a 401(k) plan (the Plan) to provide retirement benefits for its employees with more than one year of service, who have worked more than 1,000 hours. The Company's matching contribution, is equal to 50% of employee elective contributions up to a maximum of 6% of earnings.

       Company contributions to the Plan during fiscal 2000, 1999, and 1998 were approximately $149,000, $180,000, and $195,000, respectively.


                                       9                             (Continued)

(6)    RELATED PARTY TRANSACTIONS

       The Company relies upon Vendex KBB for the funding of its operational and capital requirements. Vendex KBB has committed to fund the Company through January 6, 2002, the date of the sale of assets to The Right Start, Inc. (see note 7). The Company incurred interest expense of $10,013,320, $7,009,358, and $7,807,392 in fiscal 2000, 1999, and 1998, respectively, on outstanding amounts due to Vendex KBB. Interest on outstanding balances ranged from 5.7% to 6.8% in 2000, 4.8% to 6.3% in 1999, and 5.1% to 6.2% in 1998.

       The amounts due to Vendex KBB are payable on demand and accordingly have been classified as current liabilities in the accompanying consolidated balance sheets.

       The Company typically gets advances from Vendex KBB throughout the year, but, due to the sales volume of the fall and holiday seasons, makes repayments to Vendex KBB in the fourth quarter. These repayments are not differentiated between principal and interest.

(7)    SUBSEQUENT EVENT

       On January 6, 2002, The Right Start, Inc. completed the acquisition of certain assets of the Company, including 23 stores, the catalog and internet operations, its warehouses and corporate office and the assumption of certain related liabilities.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                     November 3, 2001 and February 3, 2001

                                                              NOVEMBER 3,     FEBRUARY 3,
                                                                 2001            2001
                                                              ------------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents                                   $  1,765,113             --
  Other receivables                                              4,343,815      3,358,294
  Merchandise inventories                                       62,056,149     49,463,310
  Prepaid expenses                                               9,696,187      4,080,218
                                                              ------------   ------------
                                                                77,861,264     56,901,822
Property and equipment, net                                     37,932,310     36,024,511
Other assets                                                        26,742         42,061
                                                              ------------   ------------
      Total assets                                            $115,820,316     92,968,394
                                                              ============   ============
                        LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
  Accounts payable                                            $ 16,674,188      6,241,295
  Accrued expenses                                               7,999,291      6,038,871
  Due to related party                                         191,431,985    150,091,415
                                                              ------------   ------------
      Total current liabilities                                216,105,464    162,371,581
                                                              ------------   ------------
Deferred rent                                                    7,009,911      5,384,911
                                                              ------------   ------------
Commitments and contingencies
Stockholder's deficiency:
  Common stock, $.01 par value. Authorized, issued, and
    outstanding 100 shares                                               1              1
  Additional paid-in capital                                    53,999,999     53,999,999
  Accumulated deficit                                         (161,295,059)  (128,788,098)
                                                              ------------   ------------
      Total stockholder's deficiency                          (107,295,059)   (74,788,098)
                                                              ------------   ------------
      Total liabilities and stockholder's deficiency          $115,820,316     92,968,394
                                                              ============   ============

See accompanying notes to unaudited consolidated financial statements.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                Unaudited Consolidated Statements of Operations
                         Thirty-nine week periods ended
                     November 3, 2001 and October 28, 2000

                                                              NOVEMBER 3,    OCTOBER 28,
                                                                  2001          2000
                                                              ------------   -----------
Net sales                                                     $106,820,109   120,372,769
Cost of sales                                                   54,259,644    58,546,109
                                                              ------------   -----------
                                                                52,560,465    61,826,660

Selling, general, and administrative expenses                   79,324,008    79,463,102
Interest expense, net                                            5,743,418     6,963,103
                                                              ------------   -----------
  Net loss                                                    $(32,506,961)  (24,599,545)
                                                              ============   ===========

See accompanying notes to unaudited consolidated financial statements.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                Unaudited Consolidated Statements of Cash Flows
                         Thirty-nine week periods ended
                     November 3, 2001 and October 28, 2000

                                                              NOVEMBER 3,    OCTOBER 28,
                                                                  2001          2000
                                                              ------------   -----------
Cash flows from operating activities:
  Net loss                                                    $(32,506,961)  (24,599,545)
                                                              ------------   -----------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization                                4,977,511     4,848,542
    Deferred rent expense                                        1,625,000     2,100,000
    Changes in operating assets and liabilities:
      Other receivables                                           (985,521)      677,379
      Merchandise inventories                                  (12,592,839)  (30,307,990)
      Prepaid expenses                                          (5,615,969)   (4,803,604)
      Accounts payable and accrued expenses                     12,393,313    12,366,469
      Other assets                                                  15,319      (286,910)
                                                              ------------   -----------
        Total adjustments                                         (183,186)  (15,406,114)
                                                              ------------   -----------
        Net cash used in operating activities                  (32,690,147)  (40,005,659)
                                                              ------------   -----------
Cash flows used in investing activities:
  Additions to property and equipment                           (6,885,310)   (6,166,276)
                                                              ------------   -----------
Cash flows from financing activities:
  Net advances from related party                               41,340,570    43,970,719
                                                              ------------   -----------
        Net increase (decrease) in cash and cash equivalents     1,765,113    (2,201,216)
Cash and cash equivalents at beginning of period                        --     2,462,504
                                                              ------------   -----------
Cash and cash equivalents at end of period                    $  1,765,113       261,288
                                                              ============   ===========

See accompanying notes to unaudited consolidated financial statements.

                      KBB RETAIL USA, INC. AND SUBSIDIARIES

                Notes to Unaudited Consolidated Financial Statements


(1)  GENERAL

     The accompanying consolidated financial statements have been prepared by KBB Retail USA, Inc. and its wholly owned subsidiaries (collectively, the Company) and have not been audited. They do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited consolidated financial statements for the interim periods presented reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of and for such periods indicated. These unaudited consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement as of and for the year ended February 3, 2001. Results for the interim periods presented herein are not necessarily indicative of the results that may be reported for any other interim period or for the entire fiscal year.

     The Company utilizes a 52- or 53-week reporting period ending on the Saturday closest to January 31st. The periods ended November 3, 2001 and October 28, 2000 represent 39-week reporting periods.

(2)  CHARGE FOR CLOSED STORE

     During the period ended November 3, 2001, the Company recorded a charge of $500,000, representing a lease exit payment of approximately $300,000 and other miscellaneous charges of approximately $200,000, associated with the Company's decision to close one of its stores. The net book value of the fixed assets of the store had been written off in an impairment charge recorded in 1997.

(3)  SUBSEQUENT EVENT

     On January 6, 2002, The Right Start, Inc. completed its acquisition of certain assets of the Company, including 23 stores, the catalog and internet operations, its warehouses and corporate office, and its assumption of certain related liabilities.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

FORWARD-LOOKING STATEMENTS

When used in this report and elsewhere by management from time to time, the words "believes," "anticipates" and "expects" and similar expressions are intended to identify forward-looking statements with respect to our financial condition, results of operations and business. Certain important factors could cause actual results to differ materially from those expressed in our forward-looking statements, including, but not limited to, competition from other retailers and potential product liability claims, potential operational challenges, changes in consumer spending and the Company's dependence on independent manufacturers and suppliers. We caution readers not to place undue reliance on forward-looking statements, which speak only as to the date of this filing. We undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after that date.

OVERVIEW

KBB Retail USA, Inc. (the "Company"), which operates in a single segment, operates upscale specialty toy stores in major cities throughout the United States under the name FAO SCHWARZ. The Company also sells its products through its FAO Schwarz catalogs and the Internet (under the name FAO.com). The Company also operates a catalog fulfillment operation, which processes catalog and Internet orders, for the Company and other third-party catalog retailers.

THE THIRTY-NINE WEEKS ENDED NOVEMBER 3, 2001 COMPARED TO THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 2000

At November 3, 2001 the Company operated 40 retail stores in 19 states throughout the United States. There was one store closing and no new store openings during the first thirty-nine weeks of the current year.

NET SALES
Net sales of $106.8 million for the thirty-nine weeks of the current year were down $13.6 million or 11.3% as compared to net sales of $120.4 million for the same period in the prior year. Sales in retail stores accounted for most of the sales decrease. Same store sales decreased 12.8%. Retail store sales were adversely impacted in the third quarter as a result of fewer tourists visiting our major flagship stores due to the tragic events of September 11, 2001, a general slow down in the economy throughout the 2001 thirty-nine week period, and the absence of any new high-demand product offerings.

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COST OF SALES AND GROSS MARGIN
Cost of sales consists primarily of the cost of products sold, inbound freight costs, and inventory shrinkage costs. The costs associated with the revenues and fees included in net sales from shipping and handling of product for the Company and other third-party catalog retailers are included in selling, general and administrative expenses. Gross margin on net sales was 49.2% for the thirty-nine weeks ended November 3, 2001, a decrease of 2.2 percentage points as compared to 51.4% for the same period of the prior year. The decrease is primarily the result of the Company taking aggressive markdowns to clear overstock inventory positions.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses ("SG&A") consists of store operational expenses, store occupancy costs, marketing and advertising, expenses related to catalog production and distribution, costs incurred in connection with shipping and handling of product for the Company and other third-party catalog retailers, customer service, warehouse and distribution expenses related to retail stores, general and administrative expenses and depreciation expense. SG&A for the current period was $79.3 million down $0.2 million as compared to the same period of the prior year. As a percentage of sales, SG&A increased to 74.3%, compared with 66.0% for the same period in fiscal year 2000 due to substantially the same amount of retail store labor and occupancy costs on a smaller sales base.

INTEREST EXPENSE
Interest expense is incurred on amounts advanced by the Company's parent to support our operations and fund capital expenditures. Interest in the current year decreased $1.2 million or 17.5% due to lower interest rates, partially offset by higher outstanding advances.

INCOME TAXES
Due to the Company's operating losses, there is no provision for income taxes.

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FISCAL YEAR 2000 COMPARED WITH FISCAL YEAR 1999

At February 3, 2001 the Company operated 41 retail stores in 19 states throughout the United States. The Company opened two new stores in the current fiscal year and closed three stores upon lease expiration due to the inability to renew on favorable economic lease terms.

The year ended February 3, 2001 includes 53 weeks, while the year ended January 29, 2000 includes 52 weeks.

NET SALES
Net sales of $214.4 million were down $6.6 million or 3.0% as compared to net sales of $221.0 million for the prior year. Net sales in retail stores accounted for most of the sales decline. Same store sales were down 3.6%. Retail toy sales were generally down due to a slow down in the economy, the absence of new high-demand product offerings to replace products that fueled sales growth in the prior year such as Furby, Pokemon and Star Wars, and an increasingly competitive environment.

COST OF SALES AND GROSS MARGIN
Cost of sales consists primarily of the cost of products sold, inbound freight costs, and inventory shrinkage costs. The costs associated with the revenues and fees included in net sales from shipping and handling of product for the Company and other third-party catalog retailers are included in selling, general and administrative expenses. Gross margin on net sales was 50.9% in fiscal 2000, a decrease of 70 basis points as compared to 51.6% in the prior year. The decline in gross margin is primarily the result of lower initial markups and the mix of sales by department.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses ("SG&A") consists of store operational expenses including occupancy costs, marketing and advertising, expenses related to catalog production and distribution, customer service, costs incurred in connection with shipping and handling of product for the Company and other third-party catalog retailers, customer service, warehouse and distribution expenses related to retail stores, general and administrative expenses and depreciation expense. SG&A for the current year of $118.4 million was up $3.2 million or 2.8% compared to $115.2 million in the prior year. Included in the current year SG&A is a $3.2 million impairment charge taken in the fourth quarter, which represents a non-cash charge for the write-off of store fixtures and leasehold improvements of five under performing stores. As a percentage of sales, SG&A increased to 55.2 %, compared with 52.1 % for the same period in 1999, primarily due to the decline in net sales and the $3.2 million impairment charge.

INTEREST EXPENSE
Interest expense is incurred on amounts advanced by the Company's parent to support our operations and fund capital expenditures. Interest expense of $9.9 million in the

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current year increased by $3.1 million or 45.5% from $6.8 million in the prior year due to higher average amounts outstanding and higher interest rates.

INCOME TAXES
Due to the Company's operating losses, there is no provision for income taxes.

FISCAL YEAR 1999 COMPARED WITH FISCAL YEAR 1998

At January 29, 2000 the Company operated 42 retail stores in 20 states throughout the United States. There were no store closings or new store openings during the current year.

NET SALES
Net sales of $221.0 million were up $17.3 million or 8.5% as compared to net sales of $203.7 million for the prior year. Net sales in retail stores accounted for most of the sales increase. Same store sales increased 5.8% or $10.0 million. Over-all industry sales benefited from the popularity of high-demand products such as POKEMON, FURBY and STAR WARS.

COST OF SALES AND GROSS MARGIN
Gross margin on net sales was 51.6% in fiscal 1999, consistent with 51.4% in the prior year. The slight increase is primarily the result of increased sales in higher margin categories.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses ("SG&A") for the current year were $115.2 million, up $9.7 million or 9.2% compared to the prior year. The increase is due to an increase in occupancy expenses of $1.5 million due to new stores opened during fiscal year 1998, an increase of $3.8 million in bonus payments made to senior management, an increase in other personnel costs of $3.5 million, or 10.7%, due primarily to more stores and additional sales, and increased catalog production costs of $0.9 million. As a percentage of sales, SG&A increased to 52.1% compared with 51.8 % for the same period in 1998.

INTEREST EXPENSE
Interest expense of $6.8 million in the current year decreased by $0.9 million or 11.9% from $ 7.7 million in the prior year due to lower interest rates partially offset by higher outstanding balances.

INCOME TAXES
Due to the Company's operating losses, there is no provision for income taxes.

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LIQUIDITY AND CAPITAL RESOURCES

GENERAL

Generally, the Company's primary sources of cash have been from operations and borrowings from the parent company. The principal uses of cash have been to finance operating losses, inventory requirements, capital expenditures related to store openings and store remodelings, repayments to the parent company, and to fund other general working capital requirements.

During the first thirty-nine weeks of the current year, operating activities used $32.7 million of cash compared to $40.0 million of cash used by operating activities in the same thirty-nine week period of the prior year. The $7.3 million lower use of cash relates to $8.3 million higher cash operating loss (net loss plus the add back of non-cash expenses such as depreciation and amortization expense, and deferred rent expense) in the current period as compared to the prior period, offset by $15.6 million less use of cash for other net working capital components. The primary contributor was lower seasonal inventory build-up in the current period as compared to the same period of the prior year. In the thirty-nine week period of the current year, investing activities, comprised of capital expenditures, were $6.9 million compared to $6.2 million in the prior year. Financing activities in the current period, comprised of advances from the Company's parent, were $41.3 million compared to $44.0 million for the same period of the prior year. The advances in the current year were used to fund operating activities and investing activities.

During the fiscal year ended February 3, 2001, operating activities used $21.6 million of cash compared to $3.0 million of cash used in the prior year. The $18.6 million higher use of cash relates to $7.5 million higher cash operating loss (net loss plus the add back of non-cash expenses such as depreciation and amortization expense, deferred rent expense, and impairment charge), and $11.1 million higher use of cash for other net working capital components. The primary contributor was higher end of season inventory levels than planned due to lower than expected sales. In the fiscal year ended February 3, 2001, investing activities, comprised of capital expenditures, were $7.8 million compared to $4.5 million in the prior year due primarily to the opening of two new stores, Internet development costs and other capital improvements. Financing activities in the fiscal year ended February 3, 2001, comprised of net additional advances from the Company's parent, were $26.9 million compared to $7.7 million in the prior year. These advances along with beginning of the year cash balance provided the source of funds for the current year.

Our ability to fund operations and capital expenditures is dependent upon the ongoing financial support from our parent and our suppliers. We rely on prospective landlords, through cash contributions for store build-outs, to provide the capital to build and, in certain cases, to fixture our new stores.

On January 6, 2002 the Company completed the sale of certain assets and liabilities to The Right Start, Inc. The assets included 21 operating stores and the new flag ship store under construction in Los Angeles, California. The Right Start, Inc. is managing one additional store under an operating agreement for a period of up to three years, which

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may be terminated earlier if a satisfactory resolution to the lease can be negotiated with the landlord. The remaining 18 stores are being liquidated, their leases are being terminated by mutual agreement with the respective landlords and the stores will be closed in early 2002. The Company expects to then cease any further operations. The Right Start, Inc. has agreed to assume certain ongoing liabilities of the Company in connection with their purchase of the assets including amounts payable to suppliers and others as of the closing date.

We believe that cash flow from operations, support from our suppliers and advances from our parent will provide sufficient liquidity to fund operations through the closing date of the sale to The Right Start, Inc. and up to the point we cease any further operations. We expect that all outstanding obligations to third parties will be either assumed by The Right Start, Inc. or satisfied by us in a mutually agreeable manner.

SEASONALITY

Our business is seasonal in nature with revenues generally being higher in the fourth quarter due to the holiday season.

INFLATION

Components of our operations subject to inflation include purchases, lease and labor costs. Our leases require us to pay taxes, maintenance, repairs, insurance, and utilities, all of which are subject to inflationary increases. We believe inflation has not had a material impact on our results of operations in recent years.

EFFECT OF NEW ACCOUNTING STANDARDS

In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142 and that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142. The Company is required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective February 3, 2002. The Company does not believe that the adoption of this Statement will have a material effect on its consolidated financial statements.

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In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement
Obligations." SFAS No. 143, effective for fiscal years beginning after December 15, 2001, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company does not believe that the adoption of this Statement will have a material effect on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Bulletin No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and transactions" for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model to account for impairment of long-lived assets to be disposed of. The Statement will be effective for the Company's fiscal year beginning February 2002. The Company does not believe that the adoption of this Statement will have a material effect on its consolidated financial statements.